SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*







                      Liberty Satellite & Technology, Inc.
              (formerly known as TCI Satellite Entertainment, Inc.)
--------------------------------------------------------------------------------
                                (Name of Issuer)



                              SERIES A-COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    531182103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [ ]  Rule 13d-1(d)




* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.         531182103
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    Tudor Investment Corporation
               -----------------------------------------------------------------
                    22-2514825
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group
               (See Instructions)
               (a)
                    ------------------------------------------------------------
               (b)       X
                    ------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization                Delaware
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                         0
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power               3,246,504
Owned by Each              -----------------------------------------------------
Reporting Person           (7)  Sole Dispositive Power                    0
With                       -----------------------------------------------------
                           (8)  Shared Dispositive Power          3,246,504
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
               3,246,504
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9          4.5%
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)              CO
--------------------------------------------------------------------------------

CUSIP No.         531182103
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    Paul Tudor Jones, II
               -----------------------------------------------------------------

               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group
               (See Instructions)
               (a)
                    ------------------------------------------------------------
               (b)       X
                    ------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization                     USA
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                         0
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power               3,423,600
Owned by Each              -----------------------------------------------------
Reporting Person           (7)  Sole Dispositive Power                    0
With                       -----------------------------------------------------
                           (8)  Shared Dispositive Power          3,423,600
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
               3,423,600
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9          4.8%
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)              IN
--------------------------------------------------------------------------------

CUSIP No.         872298104
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    The Tudor BVI Global Fund Ltd. (formerly known as Tudor BVI Futures, Ltd.)
               -----------------------------------------------------------------

               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group
               (See Instructions)
               (a)
                    ------------------------------------------------------------
               (b)       X
                    ------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization          Cayman Islands
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                         0
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power                       0
Owned by Each              -----------------------------------------------------
Reporting Person           (7)  Sole Dispositive Power                    0
With                       -----------------------------------------------------
                           (8)  Shared Dispositive Power                  0
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
               0
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9          0.0%
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)              CO
--------------------------------------------------------------------------------

CUSIP No.         531182103
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    The Tudor BVI Global Portfolio Ltd. (formerly known as
                    The Upper Mill Capital Appreciation Fund Ltd.)
               -----------------------------------------------------------------

               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group
               (See Instructions)
               (a)
                    ------------------------------------------------------------
               (b)       X
                    ------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization          Cayman Islands
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                         0
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power                 746,027
Owned by Each              -----------------------------------------------------
Reporting Person           (7)  Sole Dispositive Power                    0
With                       -----------------------------------------------------
                           (8)  Shared Dispositive Power            746,027
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
               746,027
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9          1.0%
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)              CO
--------------------------------------------------------------------------------

CUSIP No.         531182103
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    Tudor Proprietary Trading, L.L.C.
               -----------------------------------------------------------------
                    13-3720063
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group
               (See Instructions)
               (a)
                    ------------------------------------------------------------
               (b)       X
                    ------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization                Delaware
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                         0
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power                 177,096
Owned by Each              -----------------------------------------------------
Reporting Person           (7)  Sole Dispositive Power                    0
With                       -----------------------------------------------------
                           (8)  Shared Dispositive Power            177,096
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
               177,096
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9          0.2%
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)               OO
--------------------------------------------------------------------------------

CUSIP No.         531182103
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    The Raptor Global Portfolio Ltd.
               -----------------------------------------------------------------
                    98-0211544
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group
               (See Instructions)
               (a)
                    ------------------------------------------------------------
               (b)       X
                    ------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization          Cayman Islands
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                         0
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power               2,489,474
Owned by Each              -----------------------------------------------------
Reporting Person           (7)  Sole Dispositive Power                    0
With                       -----------------------------------------------------
                           (8)  Shared Dispositive Power          2,489,474
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
               2,489,474
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9          3.5%
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)               CO
--------------------------------------------------------------------------------

CUSIP No.         531182103
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    The Altar Rock Fund L.P.
               -----------------------------------------------------------------
                    06-1558414
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group
               (See Instructions)
               (a)
                    ------------------------------------------------------------
               (b)       X
                    ------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization                Delaware
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                         0
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power                  11,003
Owned by Each              -----------------------------------------------------
Reporting Person           (7)  Sole Dispositive Power                    0
With                       -----------------------------------------------------
                           (8)  Shared Dispositive Power             11,003
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
               11,003
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9          0.0%
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)               PN
--------------------------------------------------------------------------------

Item 1(a).   Name of Issuer:

             Liberty Satellite & Technology, Inc. (formerly known as TCI Satellite Entertainment, Inc.)

Item 1(b).   Address of Issuer's Principal Executive Offices:

             7600 East Orchard Road
             Suite 330
             South Englewood, CO 80111

Item 2(a).   Name of Person Filing:

             Tudor Investment Corporation ("TIC")
             Paul Tudor Jones, II
             The Tudor BVI Global Fund Ltd. (formerly known as Tudor BVI
               Futures, Ltd.) ("Tudor BVI")
             The Tudor BVI Global Portfolio Ltd. (formerly known as The
               Upper Mill Capital Appreciation Fund Ltd.) ("BVI Portfolio")
             Tudor Proprietary Trading, L.L.C. ("TPT")
             The Raptor Global Portfolio Ltd. ("Raptor Portfolio")
             The Altar Rock Fund L.P. ("Altar Rock")

Item 2(b).   Address of Principal Business Office or, if none, Residence:

             The principal business office of each of TIC, TPT and Altar
             Rock is:

                      1275 King Street
                      Greenwich, CT 06831

             The principal business office of Mr. Jones is:

                      c/o Tudor Investment Corporation
                      1275 King Street
                      Greenwich, CT 06831

             The principal business office of each of Tudor BVI, BVI Portfolio and Raptor Portfolio is:

                      c/o CITCO
                      Kaya Flamboyan 9
                      Curacao, Netherlands Antilles

Item 2(c).   Citizenship:

             TIC is a Delaware corporation
             Mr. Jones is a citizen of the United States
             Altar Rock is a Delaware limited partnership
             TPT is a Delaware limited liability company
             Tudor BVI, Raptor Portfolio and BVI Portfolio are companies organized under the laws of the Cayman Islands

Item 2(d).   Title of Class of Securities:

             Series A-Common Stock

Item 2(e).   CUSIP Number:

             531182103

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

             (a) [ ] Broker or Dealer registered under section 15 of the
                     Act

             (b) [ ] Bank as defined in section 3(a)(6) of the Act

             (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act

             (d) [ ] Investment Company registered under section 8 of the
                     Investment Company Act

             (e) [ ] Investment Adviser registered under section 203 of the
                     Investment Advisers Act of 1940

             (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(1)(ii)(F)

             (g) [ ] Parent Holding Company, in accordance with section
                     240.13d-1(b)(1)(ii)(G) (Note: See Item 7)

             (h) [ ] Group, in accordance with section
                     240.13d-1(b)(1)(ii)(H)

Item 4.      Ownership (As of August 28, 2000).

             (a) Amount Beneficially Owned: See Item 9 of cover pages

             (b) Percent of Class: See Item 11 of cover pages

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote
                       See Item 5 of cover pages
                       -----------------------------------------
                 (ii)  shared power to vote or to direct the vote
                       See Item 6 of cover pages
                       -----------------------------------------
                 (iii) sole power to dispose or to direct the disposition
                       of See Item 7 of cover pages
                       -----------------------------------------
                 (iv) shared power to dispose or to direct the disposition of See Item 8 of cover pages
                       -----------------------------------------


                      The shares of Common Stock reported herein as
             beneficially owned are owned directly by BVI Portfolio (746,027 shares), TPT (177,096 shares), Altar Rock (11,003 shares) and Raptor Portfolio (2,489,474 shares). Because TIC is the sole general partner of Altar Rock and provides investment advisory services to Tudor BVI, BVI Portfolio and Raptor Portfolio, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. In addition, because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership.

                      Effective April 3, 2000, The Tudor BVI Global Fund
             Ltd. (formerly known as Tudor BVI Futures, Ltd.) transferred all of its shares of Common Stock to The Upper Mill Capital Appreciation Fund Ltd. which was renamed The Tudor BVI Global Portfolio Ltd.

Item 5.      Ownership of Five Percent or Less of a Class.

                      If this statement is being filed to report that as of
             the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not applicable

Item 7.      Identification  and  Classification  of the Subsidiary Which
               Acquired the Security Being Reported on By the Parent Holding Company.

                    Not applicable

Item 8.      Identification and Classification of Members of the Group.

               See cover pages

Item 9.      Notice of Dissolution of Group.

               Not applicable

Item 10.     Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      Dated: August 31, 2000


                                      TUDOR INVESTMENT CORPORATION


                                      By:    /s/ Andrew S. Paul
                                          --------------------------------------
                                          Andrew S. Paul
                                          Managing Director and General Counsel



                                          /s/ Paul Tudor Jones, II
                                      ------------------------------------------
                                          Paul Tudor Jones, II


                                      THE TUDOR BVI GLOBAL FUND LTD.

                                      By:    Tudor Investment Corporation,
                                             Trading Advisor


                                             By:       /s/ Andrew S. Paul
                                                  ------------------------------
                                                  Andrew S. Paul
                                                  Managing Director and General
                                                  Counsel



                                      TUDOR PROPRIETARY TRADING, L.L.C.


                                      By:    /s/ Andrew S. Paul
                                             ----------------------------------
                                             Andrew S. Paul
                                             Managing Director and General
                                             Counsel

                                      THE ALTAR ROCK FUND L.P.

                                      By:    Tudor Investment Corporation,
                                             General Partner


                                             By:       /s/ Andrew S. Paul
                                                  ------------------------------
                                                  Andrew S. Paul
                                                  Managing Director and General
                                                  Counsel



                                      THE RAPTOR GLOBAL PORTFOLIO LTD.

                                      By:  Tudor Investment Corporation,
                                           Investment Advisor


                                           By:    /s/ Andrew S. Paul
                                                --------------------------------
                                                Andrew S. Paul
                                                Managing Director and General
                                                Counsel

                                      THE TUDOR BVI GLOBAL PORTFOLIO LTD.

                                      By:  Tudor Investment Corporation,
                                           Sub-Investment Manager


                                           By:    /s/ Andrew S. Paul
                                                --------------------------------
                                                Andrew S. Paul
                                                Managing Director and General
                                                Counsel